Exhibit 3.6

FIFTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

STARZ ENTERTAINMENT, LLC

This Fifth Amended and Restated Operating Agreement of Starz Entertainment, LLC (the “Agreement”) is made as of this 25th day of September, 2007, by Starz, LLC, a Delaware limited liability company (the “Member”), as the sole member of Starz Entertainment, LLC, a Colorado limited liability company (the “Company”), to set forth provisions for the administration and regulation of the affairs of the Company.

1.             Formation.  The Company was formed as Encore Investments LLC on June 25, 1997 by filing Articles of Organization with the Colorado Secretary of State pursuant to the Colorado Limited Liability Company Act (the “Act”) on behalf of the initial members of the Company.  The name of the Company was changed to Encore Media Group LLC on October 22, 1997, to Starz Encore Media Group, LLC on December 13, 1999, and to Starz Encore Group LLC on February 4, 2000.  On August 9, 2001, pursuant to the provisions of the Liberty Media Group Pre-Split-Off Restructuring Plan, Liberty Programming Company LLC became the sole member of the Company and thereafter adopted the Fourth Amended and Restated Operating Agreement of the Company dated as of October 10, 2001 (the “Prior Operating Agreement”).  The name of the Company was changed to Starz Entertainment Group LLC on October 18, 2004 and to Starz Entertainment, LLC on August 22, 2006.  On August 31, 2006, pursuant to the provisions of the IDT Media Post-Closing Restructuring Plan, the Member became the sole member of the Company.  This Agreement amends and restates the Prior Operating Agreement in its entirety.

2.             Company Name.  The business of the Company will be conducted under the name “Starz Entertainment, LLC” or any other name or trade name determined by the Management Committee in accordance with applicable law.

3.             Office and Agent.  The registered office of the Company in Colorado will be at 1560 Broadway, Suite 2090, Denver, CO 80202, and its registered agent is The Prentice-Hall Corporation System, Inc.

4.             Foreign Qualification.  The Company will apply for any required certificate of authority to do business in any other state or jurisdiction, as required or appropriate.

5.             Term.  The Company became effective June 25, 1997.  The Company will continue in perpetuity, unless and until a dissolution occurs and articles of dissolution are filed with the Colorado Secretary of State.

6.             Member.  As of the date hereof, the sole member of the Company is Starz, LLC, a Delaware limited liability company.

7.             Purpose.  The Company may engage in any lawful business, subject to any provisions of law governing or regulating such business.

8.             Ownership Interest.  An ownership interest (“Ownership Interest”) in the Company includes the holder’s rights to share profits, losses and distributions, and to vote or consent with respect to any action subject to member approval, as well as all obligations imposed upon a member under the Act or this Agreement.  The Member currently holds 100% of the Ownership Interests in the Company.

9.             Transferees.  The Member may freely transfer all or any part of such Member’s Ownership Interest.  The transferee will, without further act, succeed to all of the benefits and burdens of such Ownership Interest as a member (to the extent of the interest transferred).  Each transferee of an Ownership Interest becomes admitted to the Company as a member under the Act.  If, after the transfer, there are two or more members, (a) any decision by the members will be made by members owning a majority of the Ownership Interests, (b) any profits or losses will be allocated, and any distribution will be made, to the members in proportion to their Ownership Interests, and (c) any reference in this Agreement to the Member will be deemed to be a reference to the members.

10.          Powers.  The Company has all of the powers granted to a limited liability company under the Act, as well as all powers necessary or convenient to achieve its purposes and to further its business.

11.          Management.

(a)           Management Committee.  All management rights and powers are vested in a committee (the “Management Committee”) composed of three managers (the “Managers”) who will be appointed from time to time by the Member.  Each Manager will serve at the pleasure of the Member and may be removed, with or without cause, by the Member.  Any action taken or decision made by the Management Committee on behalf of the Company will require the approval of a majority of the Managers then serving on the Management Committee.  The individuals serving as Managers as of the date of this Agreement are Mark D. Carleton, Robert B. Clasen and Gregory B. Maffei.

(b)           Appointment of Officers.  The Management Committee may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”), each of whom shall be an individual who is eighteen years of age or older, and assign in writing titles (including, without limitation, Chairman and Chief Executive Officer, President and Chief Operating Officer, Vice President, Secretary and Treasurer) to any such person.  The Chairman and Chief Executive Officer of the Company, subject to the control of the Management Committee, shall have general supervision, direction and control of the business an affairs of the Company and shall be authorized to sign all bonds, deeds, mortgages, leases and contacts of the Company (as is each of the President and Chief Operating Officer and any Vice President of the Company).  The President and Chief Operating Officer of the Company shall perform the duties of a chief operating officer and such other duties as the Management Committee shall designate.  In addition to the foregoing, unless the Management Committee decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Colorado Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office, including, to the extent applicable, the power to bind the Company.  Any delegation pursuant to this Section may be revoked at any time by the Management Committee.

(c)           Duties of Officers.  The Officers will take all actions which are necessary and appropriate to conduct the day-to-day operations of the Company’s business subject to the supervision of the Management Committee.  Any Officer may be removed by the Management Committee at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Election or appointment of an Officer shall not, of itself, create contract rights.

(d)           Stock of Other Corporations or Other Interests.  Unless otherwise ordered by the Management Committee, each of the Chairman and Chief Executive Officer, the President and Chief Executive Officer, any Vice President and the Secretary, and such attorneys or agents of the Company as may be from time to time authorized by the Management Committee or the President, shall have full power and authority on behalf of this Company to attend and to act and vote in person or by proxy at any meeting of the holders of securities of any corporation or other entity in which this Company may own or hold shares or other securities, and at such meetings shall possess and may exercise all the rights and powers incident to the ownership of such shares or other securities which this Company, as the owner or holder thereof, might have possessed and exercised if present.  Each of the Chairman and Chief Executive Officer, the President and Chief Executive Officer, any Vice President the Secretary, and such attorneys or agents may also execute and deliver on behalf of the Company powers of attorney, proxies, consents, waivers and other instruments relating to the shares or securities owned or held by the Company.

12.          Authority.  Each Manager and Officer is an agent of the Company for the purpose of its business.  The act of the Management Committee or any Officer binds the Company, including acts for apparently carrying on in the ordinary course the business of the Company.  No third party dealing with the Company will be required to ascertain whether the Management Committee or an Officer is acting within the scope of the Management Committee’s or Officer’s authority.

13.          Indemnification.  The Company will indemnify each Manager and Officer to the fullest extent permitted under the Act.

14.          Capital Contributions.  No additional contribution of capital will be required from the Member unless otherwise required by law.  The Member has no obligation to restore a deficit capital account at any time (whether upon liquidation or otherwise).

15.          Capital Accounts.  The Company will maintain a capital account for the Member.  Credits and charges to capital accounts will be made in accordance with the Company’s accounting method.

16.          Profits and Losses.  For each fiscal year of the Company, profits or losses of the Company will be an amount equal to the Company’s income or loss determined in accordance with the Company’s accounting method.  Any such profits or losses (including items of income, gain, loss and deduction for each fiscal year) will be allocated to the Member.

17.          Cash Reserves.  The Management Committee may establish and maintain reasonable cash reserves for operating expenses (other than depreciation, amortization or similar non-cash allowances), reinvestments, capital improvements and debt service.  The amount of such reserves will be as the Management Committee may determine.

18.          Distributions.  Distributions of cash or other property to the Member will be made as the Management Committee may determine.  Distributions may be made out of profits (either current or accumulated) or capital, or both.

19.          Distribution Limitation.  Notwithstanding any other provision of this Agreement, the Company will not make any distribution to the Member if, after giving effect to the distribution, the liabilities of the Company (other than liabilities to the Member on account of its Ownership Interest) would exceed the fair value of the Company’s assets.  With respect to any property subject to a liability for which the recourse of creditors is limited to the specific property, such property will for this purpose be included in assets only to the extent that the property’s fair value exceeds its associated liability, and such liability will be excluded from the Company’s liabilities.

20.          Limited Liability.  Except as provided by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and neither the Member nor any Manager is personally obligated for any such debt, obligation, or liability of the Company solely by reason of being a member or acting as a Manager of the Company.  If the Member receives a distribution from the Company, the Member will have no liability to the Company for the amount of the distribution after the expiration of three years from the date of the distribution unless an action to recover the distribution is commenced prior to the expiration of such three-year period and an adjudication of liability against the Member is made in such action.

21.          Action Without a Meeting.  Any action required or permitted under the Act or this Agreement to be taken at a meeting of members or managers may be taken without a meeting if the action is evidenced by the written consent describing the action taken, signed by the Member or all Managers, as applicable.

22.          Tax Status.  As provided in the tax regulations under § 7701 of the Internal Revenue Code, for federal income tax purposes the Company will be disregarded as an entity separate from its owner as long as it has only one member.  At any time that the Company has two or more members, the Company will be treated as a partnership for federal income tax purposes.  The Company will not elect to be classified as an association for federal income tax purposes unless this Agreement is amended to provide specifically for such an election.  To the extent possible, similar provisions with respect to income tax status will apply for state and local tax purposes.

23.          Fiscal Year.  For income tax and accounting purposes, the fiscal year of the Company will be the same as that of the Member (unless otherwise required by the Code).

24.          Accounting Method.  For income tax and accounting purposes, the Company will use the same accounting method as the Member (unless otherwise required by the Code).

25.          Reports.  The Company books will be closed at the end of each fiscal year and statements prepared showing the financial condition of the Company and its profits or losses from operations.

26.          Books and Records.  The Company will keep, at its principal office in Colorado, all records required by the Act.  Such records will be available for inspection and copying by the Member, at its expense, during ordinary business hours.  In addition, the Member will be entitled to such information and accounting with respect to the Company as provided in the Act.

27.          Banking.  The Company may establish one or more bank or financial accounts and safe deposit boxes.  The Management Committee may authorize one or more individuals to sign checks on and withdraw funds from such bank or financial accounts and to have access to such safe deposit boxes, and may place such limitations and restrictions on such authority as the Management Committee deems advisable.

28.          Dissolution.  Dissolution of the Company will occur only upon the written consent of the Member or as otherwise provided by law.  Notwithstanding the foregoing, if the Member is the only member at the time that it transfers all of its Ownership Interest in the Company, the transferee will be deemed to have been admitted and substituted as the Member and will be deemed to have elected to continue the business of the Company.  Upon dissolution of the Company, the Company will file a statement of dissolution with the Colorado Secretary of State in accordance with the Act.

29.          Liquidation.  Upon dissolution of the Company, the Management Committee will immediately proceed to wind up the business of the Company and liquidate.  Following dissolution of the Company, the Management Committee may settle and close the Company’s business, prosecute and defend suits, dispose of its property, discharge or make provision for its liabilities, and make distributions in liquidation of the Company.

30.          Priority of Payment.  The assets of the Company will be distributed in liquidation of the Company in the following order:  (a) first, to creditors by the payment or provisions for payment of the debts and liabilities of the Company, and the expenses of liquidation, (b) second, to the setting up of any reserves that are reasonably necessary for any contingent, conditional or unmatured liabilities or obligations of the Company, and (c) third, the balance of the Company’s assets to the Member.

31.          Binding Effect.  This Agreement is binding upon, and inures to the benefit of, the Member and its successors and assigns.

32.          Terms.  Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the person may require.  The singular or plural include the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than a limiting sense.

33.          Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Colorado.  Any conflict (or apparent conflict) between this Agreement and the Act will be resolved in favor of this Agreement except as otherwise required by the Act.  Any matter not specifically covered by this Agreement will be determined as provided in the Act.

The Member has signed this Fifth Amended and Restated Operating Agreement of Starz Entertainment, LLC to be effective upon the date first written above, notwithstanding the actual date of signing.

STARZ, LLC, Sole Member

By:	/s/ Glenn E. Curtis
Glenn E. Curtis
Executive Vice President